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FOR RELEASE January 4, 2000 AT 06:29 AM EST
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Contact:    Diane E. Hessler, 858-790-1212


                      C2i SOLUTIONS ANNOUNCES NAME CHANGE

     SAN DIEGO, CA (January 4, 2000) . . . C2i Solutions, Inc. (OTCBB: CTWO), a company focused on business to business e-commerce solutions and information technology services, announced today that it has changed its name to better reflect its corporate direction. The new name is GlobalDigitalCommerce.com, Inc. The new ticker symbol is GDXX for the common stock and GDXXW for the warrants.

     Holders of C2i Solutions, Inc. common stock and warrant certificates do not need to surrender their stock and warrant certificates or otherwise exchange them for new certificates reflecting the new corporate name. The existing certificates continue to be valid.

     GlobalDigitalCommerce.com, Inc. intends to achieve its strategic objectives through implementation of an M&A plan, which combines the unique and complementary capabilities of regional ISP's, backbone service providers, custom web site developers, and interactive strategists.

This document contains forward-looking statements, including without limitation statements relating to the Company's focus, strategy, and intended means of achieving its strategic objectives that involve certain risks and uncertainties. Among the factors that may affect these forward-looking statements are availability of resources to pursue opportunities, potential difficulties in identifying, obtaining agreement with and integrating the target companies and collaborators, and competitive conditions in the rapidly changing e-commerce marketplace. These and other significant risks are discussed in more detail in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and the 1998 Annual Report on Form 10-KSB, for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
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